UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 14, 2026

REVIUM Rx.
(Exact Name of Registrant as Specified in its Charter)

Nevada	333-284934	84-4516676
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Azrieli Business Center 89, Medinat Hayehudim Street Herzliya, Israel	10017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 1 800 519-1687

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

Appointment of Mr. Amir Avraham as permanent Chief Executive Officer

On April 14, 2026, the Board of Directors of Revium Rx (“we,” “us,” “our,” “Revium” or the “company”) appointed Mr. Amir Avraham, who has served as the Company’s interim Chief Executive Officer, to serve as the permanent Chief Executive Officer of the Company and of its subsidiaries, effective as of February 1, 2026.

Mr. Avraham was previously appointed as our Chief Executive Officer on an interim basis on May 22, 2025, following Mr. Akunis’ resignation from such position. Since February 2024, Mr. Avraham has been a financial consultant with the Company, on a part-time basis. Prior to his appointment as interim Chief Executive, he served (since 2017) as the General Manager and Chief Financial Officer at OCON Therapeutics, a global biotech and drug device company, operating in Israel and Switzerland.

In connection with his appointment, our Israeli subsidiary, Revium Ltd., and Mr. Avraham entered into an employment agreement (the “Agreement”).

Pursuant to the Agreement, Mr. Avraham is entitled to a monthly salary of NIS 55,000. Mr. Avraham is also eligible to receive an annual discretionary cash bonus, in an amount to be determined by the Board, and an additional one time cash bonus of $50,000 upon the completion, within 18 months from February 1, 2026, of accumulated equity investments of at least $5 million in the Company, its parent company or any affiliated company, excluding investments from existing shareholders, subject to his continued employment on the applicable payment date and Board approval.

In addition, subject to the Agreement and in accordance with the Company’s Global Share Incentive Plan (the “Plan”), and subject to the increase of the pool thereunder, Mr. Avraham is to be granted options to purchase 1,300,000 shares of the Company’s common stock, with vesting to commence on February 1, 2026, and an additional 300,000 options will be granted upon the completion of accumulated investments of not less than $3,000,000 in the Company and/or any of its affiliated companies, and an additional 300,000 options will be granted upon the successful completion of an M&A transaction involving the Company or any of its affiliated companies, in each case subject to the terms of the Plan.

The Agreement provides customary employee benefits, expense reimbursement, indemnification, and directors’ and officers’ liability insurance. It also includes confidentiality, non-competition (twelve months), and non-solicitation (twelve months) covenants.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Appointment of Mr. Shlomi Schwartzblat as a Director and Chairman of the Board

On April 14, 2026, the Board appointed Shlomi Schwartzblat to serve as a Director of the Company, effective immediately, with a term expiring at the annual meeting of stockholders in 2026. In addition, the Board appointed Mr. Schwartzblat as the Chairman of the Board.

Mr. Schwartzblat has served as Chief Executive Officer and Founder of Gavriel Ventures since 2015, focusing on investments, business development, and management services across ICT, life sciences, digital health, cybersecurity, fintech, agtech, and industrial technologies. From 2005 to 2015, Mr. Schwartzblat served as Chief Executive Officer and VP of Business Development at Van Leer Ventures Jerusalem/VLX, a leading early-stage investment firm, where he managed the investment portfolio and served as an active board member. He also served as a technology partner at Docor, a venture investment firm, and as CTO at VLX Ventures. Mr. Schwartzblat holds an MBA from Tel Aviv University and a B.Sc. in Engineering from Ben Gurion University.

There is no arrangement or understanding between Mr. Schwartzblat and any other person pursuant to which Mr. Schwartzblat was selected as a Director. There are no transactions, relationships or agreements between Mr. Schwartzblat and the Company that would require disclosure pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
10.1	Employment Agreement dated as of April 14, 2026, between Amir Avraham and Revium Ltd.
104	Cover Page Interactive Data File (embedded within the Inline XBRL documents)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REVIUM Rx

April 20, 2026	By:	/s/ Amir Avraham
		Name:	Amir Avraham
		Title:	Chief Executive Officer

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